Exhibit 5.2

[Letterhead of Debevoise & Plimpton LLP]

January 20, 2015

BY EDGAR SUBMISSION

Third Point Re (USA) Holdings Inc.

51 JFK Parkway

First Floor West

Short Hills, New Jersey 07078

Third Point Reinsurance Ltd.

The Waterfront, Chesney House

96 Pitts Bay Road

Pembroke HM 08, Bermuda

Third Point Re (USA) Holdings Inc. and Third Point Reinsurance Ltd.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Third Point Re (USA) Holdings Inc., a Delaware corporation (the “Company”), and Third Point Reinsurance Ltd., a Bermuda exempted company (“TPRE”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form S-3 (the “Registration Statement”), relating to the proposed issuance from time to time of debt securities of the Company (the “Debt Securities”) to be issued pursuant to an Indenture (the “Indenture”) to be entered into among the Company, as issuer, TPRE, as guarantor, and The Bank of New York Mellon, as trustee (the “Trustee”). The obligations of the Company with respect to the Debt Securities will be guaranteed by TPRE pursuant to and as set forth in the Indenture (such guarantee, a “TPRE Guarantee”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and TPRE and such other instruments and certificates of public officials and officers and representatives of the

Third Point Re (USA) Holdings Inc. Third Point Reinsurance Ltd.	2	January 20, 2015

Company and TPRE as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials and officers and representatives of the Company and TPRE delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions.

In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies, (iv) the legal capacity of all natural persons executing documents, (v) the power and authority of the Trustee to enter into and perform its obligations under the Indenture, (vi) the due authorization, execution and delivery of the Indenture by the Trustee, (vii) the enforceability of the Indenture against the Trustee, (viii) that TPRE (A) has been duly organized under the laws of the jurisdiction of its formation, (B) is validly existing and in good standing under the laws of Bermuda, (C) has the power and authority to execute, deliver and perform its obligations under the Indenture and (D) has taken all necessary actions under the laws of Bermuda to duly authorize the execution and delivery of, and performance of its obligations under, the Indenture and each TPRE Guarantee and (ix) to the extent governed by the laws of Bermuda, the due execution and delivery of the Indenture and each TPRE Guarantee by TPRE.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that:

1.	When (i) (a) the terms of the Debt Securities and their issuance and sale have been duly authorized and approved by all necessary action of the board of directors of the Company or a duly authorized committee thereof (the “Board of Directors”), (b) the Indenture has been duly authorized, executed and delivered and (c) the terms of the Debt Securities have been duly established in accordance with the Indenture and so as not to violate any applicable law, rule or regulation or result in a default under or breach of any agreement or instrument binding upon the Company and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and (ii) the Debt Securities have been duly executed, authenticated, issued and delivered as contemplated by the Registration Statement, the prospectus forming a part thereof and any prospectus supplement relating thereto, and in accordance with the Indenture and any underwriting agreement against payment of the consideration fixed therefor by the Board of Directors, the Debt Securities will be validly issued and will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms.

Third Point Re (USA) Holdings Inc. Third Point Reinsurance Ltd.	3	January 20, 2015
2.	When (i) (a) the terms of a TPRE Guarantee have been duly authorized and approved by all necessary action of the board of directors of TPRE so as not to violate any applicable law, rule or regulation or result in a default under or a breach of any agreement or instrument binding upon TPRE and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over TPRE and (b) the Indenture has been duly authorized, executed and delivered and (ii) such TPRE Guarantee has been validly executed and delivered by TPRE, such TPRE Guarantee will constitute a valid and binding obligation of TPRE enforceable against TPRE in accordance with its terms.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the General Corporation Law of the State of Delaware, each as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP